Exhibit 99.1

TRI POINTE HOMES, INC. REPORTS 2014 SECOND QUARTER RESULTS

-Net Income Increases to $0.19 per Diluted Share-

-Successfully Completes $2.8 billion Merger with WRECO in July 2014-

-Provides Preliminary 2015 Guidance of $1.25 to $1.40 per Diluted Share-

Irvine, California, August 7, 2014 /Business Wire/ – TRI Pointe Homes, Inc. (NYSE: TPH) today announced results for the second quarter ended June 30, 2014.

On July 7, 2014, TRI Pointe consummated the merger with Weyerhaeuser’s homebuilding subsidiary, Weyerhaeuser Real Estate Company (“WRECO”). The transaction at closing was valued at approximately $2.8 billion and positions TRI Pointe as one of the top 10 largest public homebuilders in the country by equity market capitalization. As a result of the merger, TRI Pointe’s lot inventory has increased to approximately 31,000 owned or controlled lots with more than 19,000 of those lots in entitlement-constrained California.

2014 Second Quarter Highlights and Comparisons to the 2013 Second Quarter

•	Net income was $6.1 million, or $0.19 per diluted share compared to net income of $2.1 million, or $0.07 per diluted share

•	Diluted earnings per share was $0.20* for the 2014 second quarter excluding expenses associated with the WRECO transaction

•	New home orders increased to 190 compared to 131

•	Active selling communities averaged 12.3 compared to 6.8

•	New home orders per average selling community were 15.4 orders (5.15 monthly) compared to 19.3 orders (6.42 monthly)

•	Cancellation rate increased to 9% compared to 6%

•	Backlog increased 54% to 282 homes with a dollar value increase of 115%, to $231.7 million

•	Average sales price in backlog increased 40% to $822,000

•	Home sales revenue of $87.3 million, an increase of 84%

•	New homes deliveries of 103, up 13%

•	Average sales price of homes delivered grew 62% to $848,000

•	Homebuilding gross margin percentage of 23.7%, an increase of 440 basis points

•	Acquired 198 lots valued at $36.4 million

•	Ratio of debt to capital of 40.5% at June 30, 2014

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 11

“TRI Pointe delivered another consecutive quarter that represents solid execution and improved performance across almost all of our key metrics including net income per share which was nearly three times the prior year quarter,” commented, Douglas F. Bauer, Chief Executive Officer. “Our business continues to outperform and we are extremely energized by the opportunity to align our legacy operations together with the recent addition of WRECO’s five premier home building brands for a combined 31,000 well located lots, to drive both revenue and earnings growth in the coming years. As one of the largest homebuilders in the country, our proven strategy combined with our focused geographic footprint that includes an established presence in California along with five other major regions in the country, will enable us to extract value from some of the best land and housing locations within these markets in the coming years.”

Second quarter 2014 operating results

Net income was $6.1 million, or $0.19 per diluted share in the second quarter of 2014, compared to net income of $2.1 million, or $0.07 per diluted share for the second quarter of 2013. The improvement in net income was primarily driven by an $11.5 million increase in homebuilding gross margin due to higher home sales revenue and increased homebuilding gross margin percentages, offset by an increase in SG&A expense of $3.9 million and an increase in the Company’s provision for income taxes of $2.8 million. Net income for the second quarter of 2014 was impacted by $607,000 of expenses associated with the WRECO transaction. Excluding the WRECO transaction expenses, net of tax, net income would have been $6.5 million*, or $0.20* per diluted share.

Home sales revenue increased $39.9 million to $87.3 million for the second quarter of 2014, as compared to $47.5 million for the same period in 2013, primarily attributable to an increase in new homes delivered to 103 and a 62% increase in the Company’s average sales price of homes delivered to $848,000. The growth in new home deliveries was due to higher backlog at the start of the quarter compared to the same period in the prior year as a result of an increase in communities and in net new home orders. The improvement in the average sales price of homes delivered reflects increased pricing and a change in product mix to more move-up product at our communities compared to the prior year.

New home orders increased to 190 homes for the second quarter of 2014, as compared to 131 homes for the same period in 2013. The Company’s overall absorption rate per average selling community for the three months ended June 30, 2014 was 15.4 orders (5.15 monthly), compared to 19.3 orders (6.42 monthly) during the same period in 2013 and 13.8 orders (4.60 monthly) during the three months ended March 31, 2014. The growth in new home orders for the second quarter of 2014 resulted in an expansion in the number of homes in backlog to 282, representing approximately $231.7 million in home sales revenue.

The average sales price of homes in backlog as of June 30, 2014 increased $233,000, or 40%, to $822,000 compared to $589,000 at June 30, 2013. The increase in average sales price of homes in backlog was primarily the result of a change in product mix consisting of more “move-up” product at our communities compared to the same period in the prior year. The Company anticipates that the average sales price will continue to vary from quarter to quarter due to the mix of products and the timing of our new communities.

Homebuilding gross margin percentage for the second quarter of 2014 increased 440 basis points to 23.7% compared to 19.3% for the same period in 2013. This increase was primarily due to price increases and the delivery unit mix from new projects which are achieving higher homebuilding gross margins. Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 24.3%* for the second quarter of 2014 versus 20.3%* for the same period in 2014.

SG&A expense for the second quarter of 2014 was $9.8 million (11.2% of home sales revenue) compared to $5.9 million (12.4% of home sales revenue) for the same period in 2013. This increase was attributable to an additional $1.1 million in sales and marketing expenses related to the 81% growth in the number of active selling communities and the 13% increase in the number of homes delivered. In addition, general and administrative expenses were $6.9 million, an increase of $2.8 million primarily due to compensation related expenses and professional fees to support the Company’s continued growth. General and administrative office headcount increased 57% to 85 employees as of June 30, 2014, compared to 54 as of June 30, 2013.

During the second quarter of 2014, the Company purchased 198 lots valued at $36.4 million, 112 of which were located in Southern California, 40 in Northern California and 46 in Colorado. As of June 30, 2014, the Company owned or controlled 3,828 lots, of which 2,604 are owned and actively selling or under development and 1,224 are controlled under land option contracts or purchase contracts. Of the 3,828 lots owned and controlled, 1,713 are in Southern California, 1,437 in Northern California and 678 in Colorado.

Thomas J. Mitchell, President and Chief Operating Officer, said, “We are extremely proud of the TRI Pointe team and results they have produced since our IPO in January of 2013. Since that time they have met or exceeded the goals established for all business metrics. Most importantly we continue to introduce progressive new product in great locations and deliver high quality homes through an exceptional buying experience with very high customer satisfaction. We are looking forward to the integration of the five new WRECO homebuilding brands and to optimizing the operations of each of the companies to produce similar results relative to growth and profits.”

* See “Reconciliation of Non-GAAP Financial Measures” beginning on page 11

WRECO Transaction

The merger with WRECO was accounted for in accordance with ASC 805, “Business Combinations.” For accounting purposes, the merger was treated as a “reverse acquisition” and WRECO was considered the accounting acquirer. Accordingly, WRECO will be reflected as the predecessor and acquirer in the Company’s financial statements for periods ending after June 30, 2014. The financial statements will reflect the historical financial statements of WRECO, except for the legal capital which will reflect TRI Pointe’s legal capital (common stock).

For the three months ending September 30, 2014, the three months ending December 31, 2014 and the full year ending 2014, the Company is expecting weighted average shares, without considering the dilutive impact of outstanding equity awards, to be approximately 158.9 million shares, 161.3 million shares and 145.0 million shares, respectively.

The Company’s third quarter results will be negatively impacted by approximately $35 to $40 million of the $46 million of non-recurring expenses related to advisory, legal, accounting, financing, transition and other related transaction expenses as previously outlined in the Company’s previous filings with the SEC. In addition, the Company anticipates a negative impact to gross margin related to the purchase accounting adjustments required on legacy TRI Pointe real estate inventory which will be marked up to fair value. This will result in an increase to costs of sales for the balance of 2014 and beyond. While the final purchase accounting is in progress, based on the pro forma financial statements as of March 31, 2014 filed on TRI Pointe’s Registration Statement on Form S-4 (declared effective on May 22, 2014), the estimated impact to cost of sales was approximately $23 million for the full year 2014.

2014 Outlook

TRI Pointe as a combined company, including WRECO, is establishing guidance for the six month period of July 1, 2014 through December 31, 2014. During that period, the Company is expecting to deliver between 2,000 to 2,100 homes which will generate home sales revenue in the range of $1.1 to $1.2 billion, representing a combined average sales price of approximately $550,000. For the remaining six months of 2014, the Company expects to open 25 new communities, offset by final net new home orders at 16 communities, resulting in 123 active selling communities as of December 31, 2014. During the third quarter, the Company anticipates delivering approximately 55% of its combined 1,473 units in backlog as of June 30, 2014.

The Company is also providing a preliminary 2015 earnings per diluted share range of $1.25 to $1.40.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Thursday, August 7, 2014. The call will be hosted by, Doug Bauer, Chief Executive Officer, Tom Mitchell, Chief Operating Officer and Mike Grubbs, Chief Financial Officer.

Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.TRIPointeHomes.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Homes Second Quarter 2014 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available from approximately 1:00 p.m. Eastern Time on August 7, 2014 through 11:59 p.m. Eastern Time on August 21, 2014. To access the replay, the domestic dial-in number is 1-877-870-5176, the international dial-in number is 1-858-384-5517, and the pass code is 13586156. An archive of the webcast will be available on the Company’s website for a limited time.

About TRI Pointe Homes, Inc.

Headquartered in Irvine, California, TRI Pointe Homes, Inc. (NYSE: TPH) is one of the top 10 largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells innovative single-family homes and condominiums through its portfolio of six quality brands, which include Maracay Homes of Arizona; Pardee Homes of California and Nevada; Quadrant Homes of Washington; Trendmaker Homes of Texas; TRI Pointe Homes of California and Colorado; and Winchester Homes of Washington DC and Virginia. Additional information is available at www.tripointehomes.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and the WRECO transaction and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group; availability of qualified personnel and our ability to retain our key personnel; our ability to integrate WRECO successfully; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).

Investor Relations Contact:

Brad Cohen, InvestorRelations@TRIPointeHomes.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2014	2013	Change	2014	2013	Change
Operating Data:
Home sales	$87,336	$47,457	$39,879	$160,148	$71,314	$88,834
Homebuilding gross margin	$20,681	$9,139	$11,542	$37,061	$13,547	$23,514
Homebuilding gross margin %	23.7%	19.3%	4.4%	23.1%	19.0%	4.1%
Adjusted homebuilding gross margin % *	24.3%	20.3%	4.0%	23.8%	20.1%	3.7%
SG&A expense	$9,761	$5,899	$3,862	$18,139	$10,542	$7,597
SG&A expense as a % of home sales	11.2%	12.4%	(1.2)%	11.4%	14.8%	(3.4)%
Net income	$6,124	$2,075	$4,049	$10,422	$2,345	$8,077
EBITDA *	$11,968	$4,783	$7,185	$20,472	$5,714	$14,758
Interest incurred and capitalized to inventory	$2,068	$579	$1,489	$3,304	$1,313	$1,991
Interest expense, net of interest capitalized	$—	$—	$—	$—	$—	$—
Interest in cost of home sales	$557	$502	$55	$979	$758	$221
Other Data:
Net new home orders	190	131	45%	328	254	29%
New homes delivered	103	91	13%	195	139	40%
Average selling price of homes delivered	$848	$522	62%	$821	$513	60%
Average selling communities	12.3	6.8	5.5	11.3	6.8	4.5
Selling communities at end of period	14	7	7	14	7	7
Cancellation rate	9%	6%	3%	9%	7%	2%
Backlog (estimated dollar value)	$231,726	$107,759	115%
Backlog (homes)	282	183	54%
Average selling price in backlog	$822	$589	40%

	June 30, 2014	December 31, 2013	Change
Balance Sheet Data:
Cash and cash equivalents	$26,120	$35,261	$(9,141)
Real estate inventories	$542,037	$455,642	$86,395
Lots owned and controlled	3,828	3,466	10%
Homes under construction(1)	423	185	129%
Notes payable	$227,128	$138,112	$89,016
Equity	$333,953	$322,306	$11,647
Book capitalization	$561,081	$460,418	$100,663
Ratio of debt-to-capital	40.5%	30.0%	10.5%
Ratio of net debt-to-capital *	37.6%	24.2%	13.4%

(1)	Homes under construction includes completed homes
*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 11

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30, 2014	December 31, 2013
	(unaudited)
Assets
Cash and cash equivalents	$26,120	$35,261
Real estate inventories	542,037	455,642
Contracts and accounts receivable	3,965	1,697
Deferred tax assets	4,611	4,611
Other assets	24,454	8,824

Total Assets	$601,187	$506,035

Liabilities and Stockholders’ Equity
Accounts payable	$20,640	$23,397
Accrued liabilities	19,466	22,220
Notes payable	227,128	138,112

Total Liabilities	267,234	183,729

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares outstanding as of June 30, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 31,632,533 and 31,597,907 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	316	316
Additional paid-in capital	312,103	310,878
Retained earnings	21,534	11,112

Total Stockholders’ Equity	333,953	322,306

Total Liabilities and Stockholders’ Equity	$601,187	$506,035

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Home sales	$87,336	$47,457	$160,148	$71,314
Fee building	—	3,630	—	7,661

Total revenues	87,336	51,087	160,148	78,975

Expenses:
Cost of home sales	66,655	38,318	123,087	57,767
Fee building	—	3,395	—	7,020
Sales and marketing	2,886	1,791	5,372	3,121
General and administrative	6,875	4,108	12,767	7,421

Total expenses	76,416	47,612	141,226	75,329

Income from operations	10,920	3,475	18,922	3,646
Transaction expenses	(607)	—	(1,155)	—
Other income (expense), net	58	89	49	261

Income before income taxes	10,371	3,564	17,816	3,907
Provision for income taxes	(4,247)	(1,489)	(7,394)	(1,562)

Net income	$6,124	$2,075	$10,422	$2,345

Earnings per share
Basic	$0.19	$0.07	$0.33	$0.08
Diluted	$0.19	$0.07	$0.33	$0.08
Weighted average number of shares
Basic	31,632,533	31,597,907	31,622,956	29,940,448
Diluted	31,750,938	31,614,646	31,697,057	29,953,625

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities
Net income	$6,124	$2,075	$10,422	$2,345
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	78	179	149	224
Amortization of stock-based compensation	962	517	1,528	844
Gain on sale of marketable securities	—	21	—	(19)
Changes in operating assets and liabilities:
Real estate inventories	(57,554)	(56,669)	(86,395)	(107,748)
Contracts and accounts receivable	(2,110)	(172)	(2,268)	(900)
Other assets	(4,368)	(366)	(11,084)	821
Accounts payable	4,634	(3,219)	(2,757)	(603)
Accrued liabilities	705	2,456	(2,754)	2,442

Net cash used in operating activities	(51,529)	(55,178)	(93,159)	(102,594)

Cash flows from investing activities
Purchases of furniture and equipment	(145)	(161)	(248)	(290)
Purchases of marketable securities	—	—	—	(125,000)
Sales of marketable securities		20,000	—	85,000

Net cash provided by (used in) investing activities	(145)	19,839	(248)	(40,290)

Cash flows from financing activities
Borrowings from notes payable	325,518	29,275	431,189	53,850
Repayments of notes payable	(275,323)	(27,614)	(342,173)	(48,661)
Loan orignitation fees	(4,447)	—	(4,447)	—
Minimum tax withholding paid on behalf of employees for stock awards	—	—	(303)	—
Net proceeds from issuance of common stock	—	—	—	155,408

Net cash provided by financing activities	45,748	1,661	84,266	160,597

Net increase (decrease) in cash and cash equivalents	(5,926)	(33,678)	(9,141)	17,713
Cash and cash equivalents – beginning of period	32,046	71,215	35,261	19,824

Cash and cash equivalents – end of period	$26,120	$37,537	$26,120	$37,537

MARKET DATA

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price
New Homes Delivered:
Southern California	55	$762	66	$410	120	$808	109	$400
Northern California	38	1,096	25	816	55	1,011	30	922
Colorado	10	377	—	—	20	379	—	—

Total	103	$848	91	$522	195	$821	139	$513

	Three Months Ended June 30,				Six Months Ended June 30,
	2014		2013		2014		2013
	New Home Orders	Average Selling Communities	New Home Orders	Average Selling Communities	New Home Orders	Average Selling Communities	New Home Orders	Average Selling Communities
Net New Home Orders:
Southern California	119	7.5	87	3.5	208	7.5	179	4.1
Northern California	47	3.0	42	3.0	80	2.4	73	2.6
Colorado	24	1.8	2	0.3	40	1.4	2	0.1

Total	190	12.3	131	6.8	328	11.3	254	6.8

	June 30, 2014			June 30, 2013
	Backlog Units	Backlog Dollar Value	Average Selling Price	Backlog Units	Backlog Dollar Value	Average Selling Price
Backlog:
Southern California	186	$158,548	$852	123	$57,280	$466
Northern California	61	58,807	964	58	49,757	858
Colorado	35	14,371	411	2	722	361

Total	282	$231,726	$822	183	$107,759	$589

	June 30, 2014	December 31, 2013
Lots Owned and Controlled:(1)
Southern California	1,713	1,746
Northern California	1,437	1,139
Colorado	678	581

Total	3,828	3,466

Lots by Ownership Type:
Lots owned	2,604	2,282
Lots controlled(1)	1,224	1,184

Total	3,828	3,466

(1)	Lots controlled includes lots that are under land option contracts and purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

In this earnings release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,
	2014	%	2013	%
	(dollars in thousands)
Home sales	$87,336	100.0%	$47,457	100.0%
Cost of home sales	66,655	76.3%	38,318	80.7%

Homebuilding gross margin	20,681	23.7%	9,139	19.3%
Add: interest in cost of home sales	557	0.6%	502	1.0%

Adjusted homebuilding gross margin	$21,238	24.3%	$9,641	20.3%

Homebuilding gross margin percentage	23.7%		19.3%

Adjusted homebuilding gross margin percentage	24.3%		20.3%

	Six Months Ended June 30,
	2014	%	2013	%
	(dollars in thousands)
Home sales	$160,148	100.0%	$71,314	100.0%
Cost of home sales	123,087	76.9%	57,767	81.0%

Homebuilding gross margin	37,061	23.1%	13,547	19.0%
Add: interest in cost of home sales	979	0.7%	758	1.1%

Adjusted homebuilding gross margin	$38,040	23.8%	$14,305	20.1%

Homebuilding gross margin percentage	23.1%		19.0%

Adjusted homebuilding gross margin percentage	23.8%		20.1%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30, 2014	December 31, 2013
	(dollars in thousands)
Debt	$227,128	$138,112
Equity	333,953	322,306

Total capital	$561,081	$460,418

Ratio of debt-to-capital(1)	40.5%	30.0%

Debt	$227,128	$138,112
Less: cash and cash equivalents	(26,120)	(35,261)

Net debt	201,008	102,851
Equity	333,953	322,306

Total capital	$534,961	$425,157

Ratio of net debt-to-capital(2)	37.6%	24.2%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)	The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful as one measure of the Company’s ability to service debt and obtain financing.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net income	$6,124	$2,075	$10,422	$2,345
Interest expense:
Interest incurred	2,068	579	3,304	1,313
Interest capitalized	(2,068)	(579)	(3,304)	(1,313)
Amortization of interest in cost of home sales	557	502	979	758
Provision for income taxes	4,247	1,489	7,394	1,562
Depreciation and amortization	78	179	149	224
Gain on sale of marketable securities	—	21	—	(19)
Amortization of stock-based compensation	962	517	1,528	844

EBITDA	$11,968	$4,783	$20,472	$5,714

The following table reconciles net cash used in operating activities, as reported and prepared in accordance with GAAP, to EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net cash used in operating activities	$(51,529)	$(55,178)	$(93,159)	$(102,594)
Amortization of interest in cost of home sales	557	502	979	758
Provision for income taxes	4,247	1,489	7,394	1,562
Changes in operating assets and liabilities:
Real estate inventories	57,554	56,669	86,395	107,748
Contracts and accounts receivable	2,110	172	2,268	900
Other assets	4,368	366	11,084	(821)
Accounts payable	(4,634)	3,219	2,757	603
Accrued liabilities	(705)	(2,456)	2,754	(2,442)

EBITDA	$11,968	$4,783	$20,472	$5,714

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles net income and diluted earnings per share, as reported and prepared in accordance with GAAP, to the non-GAAP measure of net income and diluted earnings per share excluding expenses associated with the WRECO transaction. We believe that this non-GAAP measure provides useful information to investors regarding our performance because it excludes transaction expenses that do not relate to our core operations.

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2014		June 30, 2014
	Net Income	Diluted EPS	Net Income	Diluted EPS
Amount including transaction expenses (GAAP measure)	$6,124	$0.19	$10,422	$0.33
Transaction expenses, net of tax	358	0.01	676	0.02

Amount excluding transaction expenses (non-GAAP measure)	$6,482	$0.20	$11,098	$0.35